Exhibit No. 99.1

For:	Encore Medical Corporation	FOR IMMEDIATE RELEASE

Contact:	Harry L. Zimmerman, Executive Vice President—General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

Media: Euro RSCG Life NRP
Brian Ritchie
(212) 845-4269
news@nrp-euro.com

ENCORE MEDICAL CORPORATION ESTABLISHES A NEW CREDIT FACILITY

October 6, 2003, Austin, Texas, — Encore Medical Corporation (Nasdaq: ENMC) today announced that, subsequent to its successful secondary offering and repayment of its senior subordinated notes to CapitalSource Finance LLC, Encore has entered into a new agreement with CapitalSource Finance for a $24 million standby line of credit to use for future acquisitions. The new credit line carries an interest rate of 12 percent and other terms that are more advantageous to Encore than the previous facility and is in place for a period of 5 years.

“Our strengthened balance sheet, the increased stability of our capital structure and new credit line will allow us to aggressively pursue potential acquisitions as we execute on our plan to become a $200—$300 million company over the next few years,” said Kenneth W. Davidson, Encore’s Chief Executive Officer. “By having this credit facility available, we can continue to move forward on our plans to make acquisitions in our two core business areas, surgical and rehabilitation, either in the United States or internationally. While we have no commitments to acquire other companies or product lines we will continue to pursue opportunities that range in size of purchase price from several million dollars to over $100 million.”

In addition to commenting on the new credit facility, Mr. Davidson stated, “Not only are we happy about the new credit facility, we are also pleased with the progress that we are making as a company. Having just completed our third quarter this year, I can say that our revenues this past quarter are encouraging and will meet or exceed the revenue projections that have been given by those analysts that cover us. We continue to believe that we will meet the projections that we have given regarding achieving between $105 and $108 million in sales for the year.”

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes a broad range of high quality medical devices and related products for the orthopedic industry. Based in Austin, Texas, Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants, a complete line of orthopedic soft goods, patient safety devices, and pressure care products, and through its Chattanooga Group Division, is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. Both Encore and Chattanooga are known for producing high quality, innovative products and continue to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to successfully complete a secondary public offering, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.